10.1(c) - Summary of Compensation for Named Executive Officers

Form 10-K for the Fiscal Year Ended February 3, 2008

SUMMARY OF FISCAL 2009 SALARY AND BONUS
FOR NAMED EXECUTIVE OFFICERS

Name and Principal Position	Fiscal 2009 Monthly Salary	Fiscal 2009 Base Bonus Percentage (1)
Paul B. Toms, Jr., Chairman, Chief Executive Officer and President	$25,777	0.75%
E. Larry Ryder, Executive Vice President – Finance and Administration	22,880	0.65
Alan D. Cole, Executive Vice President – Upholstery	22,880	(2)
Michael P. Spece, Executive Vice President – Merchandising and Design	20,800	0.60
Raymond T. Harm, Senior Vice President – Sales	18,565	0.50
C. Scott Young, Senior Vice President – Merchandising and Product Development,Bradington-Young, LLC	16,667	0.65
Henry P. Long, Jr., Senior Vice President – Merchandising and Design	16,630	0.50

(1)
Each executive, other than Mr. Cole, will receive a bonus equal to (i) his base bonus percentage multiplied by the amount by which the Company’s pre-tax income (excluding executive bonuses) exceeds a specified threshold (ii) adjusted by an individual performance factor determined by the Compensation Committee of the Board of Directors.  The potential individual performance adjustment is equal to plus or minus 25% of base bonus for Mr. Toms, and plus or minus 12.5% of base bonus for all other executive officers.

(2)	Mr. Cole’s bonus opportunity ranges from 20% to 40% of his annual base salary as determined by the Chief Executive Officer or the Compensation Committee, at the Committee’s discretion.